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                                  THE HARTFORD

WAIVER OF SCHEDULED PREMIUM OPTION RIDER

SUMMARY OF BENEFIT

This Rider gives You additional premium payment flexibility during the Guarantee Period that Your current Policy does not give You. This additional premium flexibility is called the Waiver of Scheduled Premium Option ("this Option"). This Rider is being added to Your Policy at no charge, however, there is a Transaction Charge assessed each time you elect this Option. This Transaction Charge is described below.

According to Your Policy, there are times when Your Policy will terminate unless You pay a required Scheduled Premium. This Option may give You the ability to not pay, or skip, Scheduled Premiums that would otherwise be required. Availability of this Option will be determined each Policy Year. To exercise this Option, it must be elected each year.

TRANSACTION CHARGE

The charge is a percentage of the waived Scheduled Premiums. This percentage is shown on the attached Policy Specifications Page.

Each time this Option is elected, a Transaction Charge will be deducted from the Account Value on the effective date of the election.

The following provision is hereby added to the PREMIUMS section:

PREMIUMS

WAIVER OF SCHEDULED PREMIUM OPTION

This Option is available if the Cash Surrender Value is sufficient to cover the Transaction Charge plus the remaining Monthly Deduction Amounts for the then current Policy Year.

If this Option is available, it may be exercised by electing it, In Writing, within 30 days of Your Scheduled Premium due date. In such event, the Scheduled Premiums due will be waived until the next Policy Anniversary, and therefore, will not be required.

The following paragraph is being added to the UNSCHEDULED PREMIUMS provision in the PREMIUMS section:

Any Premium We receive under this Policy in any Policy Year after the Waiver of Scheduled Premium Option has been elected will be considered Unscheduled Premium.

TERMINATION

This Rider will continue until the earliest of the following:

       (a)  when We receive Your request, In Writing, to cancel it; or

       (b) at the end of the Guarantee Period; or

       (c)  when this Policy terminates.

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GENERAL PROVISIONS

This Rider will be a part of the Policy to which it is attached, and except as noted above, it is subject to all conditions and limitations of such Policy. The Date of Issue and Policy Date applicable to this Rider is the date on which the Rider was added to the Policy.

Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
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    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT

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